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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT OF


                          CERTIFICATE OF INCORPORATION


                                       OF


                               HOLLOW EGG ONE INC.





         It is hereby certified that:


         1. The name of the corporation (hereinafter called the "Corporation") is HOLLOW EGG ONE INC.


         2. The certificate of incorporation is hereby amended by deleting Article FOURTH in its entirety and by substituting in lieu of said Article FOURTH the following:


         "FOURTH: The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is eleven million (11,000,000), having a par value of $.0001 per share, all of which eleven million (11,000,000) shares shall be Common Stock."


         3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, by way of unanimous written consent.



Signed on April 15, 2002                          By JOHN L. MILLING
                                                  -----------------------------
                                                  JOHN L. MILLING, President